UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 16, 2008

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	47-0892061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Shoreline Drive, Suite 610
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 502.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John Floisand has resigned as a member of the Board of Directors (the “Board”) of PureDepth, Inc. (the “Company”) effective January 16, 2008.

Mr. John Blair was appointed by the Board to fill a vacancy on the Board, pursuant to a meeting held January 17, 2008, effective on January 19, 2008.  Mr. Blair was also appointed to serve on the Board’s Compensation Committee.

Mr. Blair will receive cash compensation for his services as a member of the Board according to the Company’s director compensation policy approved by the Board on April 5, 2007.   In addition, subject to Board approval at the next scheduled meeting of the Board on January 24, 2008, Mr. Blair will receive (1) on January 24, 2008 an initial option grant to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended  ("Plan"), with an exercise price equal to the closing price of the Company’s common stock on the grant date of the option, as reported by the OTC Bulletin Board, and (2) an option grant to purchase an additional 100,000 shares of the Company’s common stock on the date which is six months from the effective date of Mr. Blair’s appointment.  Vested shares subject to the options will be subject to the terms and conditions of the Plan and any associated stock option agreement.  The shares subject to the Initial option will vest over three years, with one-sixth of the shares subject to the initial option vesting six months from the effective date of appointment, and one-twelfth of the shares subject to the initial option vesting each quarter thereafter.  The second option will have the same vesting schedule and terms and conditions as the Initial Option and shall have an exercise price equal to the closing price of the Company’s common stock on the date of grant as reported by the OTC Bulletin Board.

Since March 2004, John Blair has served as a principal at Helicon, a California-based consulting firm working with investors, start-up enterprises and established corporations.  From October 1999 through March 2004, Mr. Blair served as co-founder, Chairman and Chief Technology Officer, of Kenamea, an infrastructure software company.  Prior to founding Kenamea, from February 1992 to April 1996, Mr. Blair was a partner at Regis McKenna Inc., a high-tech marketing firm in Palo Alto, and prior to that, from November 1989 to February 1992, he worked at Booz, Allen and Hamilton, where he served as a senior advisor to major technology companies.  Previously, from January 1980 to October 1987, Mr. Blair was a founder and Vice President Engineering of Hypertec Pty. Ltd., a computer product design and manufacturing firm in Australia.  Prior to 1980, Mr. Blair worked at Dulmont Ltd., an Australian computer company, where he managed the engineering team that developed and brought to market the Dulmont Magnum, the world's first 16-bit laptop computer.  Mr. Blair has a Bachelor of Science in Electrical Engineering, Magna Cum Laude, from the University of New South Wales, and an MBA from Stanford University.

There was no arrangement or understanding between Mr. Blair and any other person pursuant to which he was selected as a director.   Mr. Blair does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC.: ( Registrant )

Date: January 23, 2008	By:	/s/ Thomas L. Marcus
Thomas L. Marcus Chief Executive Officer